Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

BlueCity Holdings Limited

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$48,799,217	(1)	$0.0000927	(2)	$4523.70	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$48,799,217
Total Fees Due for Filing					$4523.70
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$4523.70

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for the proposed per share cash payment of US$3.20 for 14,814,871 issued and outstanding ordinary shares of the issuer subject to the transaction, and (b) the product of options to purchase 436,247.5 Class A Ordinary Shares subject to the transaction multiplied by US$3.19 per option share (which is the difference between the US$3.20 per share merger consideration and the weighted average exercise price of US$0.01 per share) ((a) and (b) together, the “Transaction Valuation”)).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $92.70 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.